EXHIBIT 8.1

LIST OF MAJOR SUBSIDIARIES

	Place of	Ownership
Name of entity	incorporation	interest
Canadian Solar Solutions Inc.	Canada	100%
Canadian Solar New Energy Holding Company Limited	Hong Kong	100%
Recurrent Energy, LLC	USA	100%
Canadian Solar Brasil I Fundo de Investimento em Participacoes – Multiestrategia	Brazil	100%
Azuma Kofuji Daiichi Hatsudensho G.K.	Japan	100	%**
CSI Solar Co., Ltd.	PRC	62.24%
CSI Cells Co., Ltd.	PRC	100	%*
Canadian Solar Manufacturing (Luoyang) Inc.	PRC	100	%*
Canadian Solar Sunenergy (Baotou) Co., Ltd.	PRC	100	%*
CSI Solar Technology (Xining) Co., Ltd	PRC	100	%*
Canadian Solar Manufacturing (Changshu) Inc.	PRC	100	%*
CSI Modules (DaFeng) Co., Ltd.	PRC	100	%*
Canadian Solar Sunenergy (Jiaxing) Co. Ltd	PRC	100	%*
CSI Cells (Yancheng) Co., Ltd.	PRC	100	%*
Canadian Solar Sunenergy (SuQian) Co., Ltd.	PRC	100	%*
CSI Cells (SuQian) Co., Ltd.	PRC	100	%*
CSI Wafer (FuNing) Co., Ltd.	PRC	100	%*
CSI Cells (Yangzhou) Co., Ltd.	PRC	100	%*
Canadian Solar (USA) Inc.	USA	100	%*
Canadian Solar US Module Manufacturing Corporation	USA	100	%*
Canadian Solar EMEA GmbH	Germany	100	%*
Canadian Solar International Limited	Hong Kong	100	%*
Canadian Solar Manufacturing (Thailand) Co., Ltd.	Thailand	99.999996	%*

*	Significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) within the scope of CSI Solar were held through CSI Solar Co., Ltd. in which CSI held a 62.24% ownership interest.
**	Disposed of in May 2023.